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                                                                 EXHIBIT 10.9
                  KEY EXECUTIVE EMPLOYMENT PROTECTION AGREEMENT


         THIS AGREEMENT between Landstar System, Inc., a Delaware corporation (the "Company"), and ------------------ (the "Executive"), dated as of this --- day of  January 30, 1998.


                               W I T N E S S E T H
                               - - - - - - - - - -


         WHEREAS, the Company has employed the Executive in an executive officer position and has determined that the Executive holds a position of significant importance with the Company;

         WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

         WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

         WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

         WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control (as defined in Section 2);

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

            1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Change of Control Date"), provided that, except as provided in Section 1
(b), if the Executive is not employed by the Company on the Change of Control Date, this Agreement shall be void and without effect. Notwithstanding the foregoing, if, prior to the occurrence of a Change of Control or a Potential Change of Control (as defined in Section 2), the Executive is demoted, the Board of Directors shall have the right to declare this Agreement void and without effect.

              (b) Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (i) the Executive's employment is terminated by the Company without Cause (as defined in Section 2) after the occurrence of a Potential Change



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
of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company without Cause immediately after this Agreement becomes effective.

              (c) Termination of Employment Following Death or Disability. This Agreement shall terminate automatically upon the Executive's death or termination due to Disability (as defined in Section 2).

              2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Act")), but excluding the Company, any of its subsidiaries, or any employee benefit plan of the Company or any of its subsidiaries, or any employee benefit plan of the Company or any of its subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of common stock of the Company representing the greater of 35% or more of the combined voting power of the Company's then outstanding common stock; (ii) the shareholders of the Company approve a definitive agreement (a) for the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the shareholders of the Company immediately prior to the effective date of such merger directly or indirectly own less than 50% of the voting power in such corporation or (b) for the sale or other disposition of all or substantially all of the assets of the Company; or (iii) the purchase of common stock of the Company pursuant to any tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14
(d)(2) of the Act), other than the Company, any of its subsidiaries, or an employee benefit plan of the Company or any of its subsidiaries for 35% or more of the common stock of the Company.

              (b) Potential Change of Control. For the purposes of this Agreement, a "Potential Change of Control" shall be deemed to have occurred if
(i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) commences a tender offer for common stock, which if consummated, would result in such person owning 35% or more of the combined voting power of the Company's then outstanding common stock; (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;
(iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board of Directors of the Company.

              (c)  Cause.  For the purposes of this Agreement, "Cause" means
(i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of his position, authority or responsibilities as in effect at the Change of Control Date, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.



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
              (d) Good Reason. "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Potential Change of Control or a Change of Control:

                (i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as in effect at the Change of Control
Date, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

                (ii) any failure by the Company, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive, to provide the Executive with (A) an annual base salary, as it may be increased from time to time (the "Base Salary"), which is at least equal to the Base Salary paid to the Executive immediately prior to the Change of Control Date, or (B) incentive compensation opportunities at a level which is at least equal to the level of incentive compensation opportunities made available, to the Executive immediately prior to the Change of Control Date;

                (iii) the failure by the Company to permit the Executive (and, to the extent applicable, his dependents) to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Change of Control Date (or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter);

                (iv) the Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services for the Company immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                (v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
Section 5.

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

              (e) Disability. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to the Company's long-term disability plan, as in effect immediately prior to the Change of Control Date.

              (f) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6(d). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such



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termination, and in the case of a termination for Good Reason, within 90 days of the later to occur of (x) the Change of Control Date or (y) the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

              (g) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates.

              3. Employment Protection Benefits. (a) Basic Benefits. If (x) on or before the second anniversary of the Change of Control Date (i) the Company terminates the Executive's employment for any reason other than for Cause or Disability or (ii) the Executive voluntarily terminates his employment for Good Reason at any time on or before the second anniversary of the Change of Control Date or (y) if the Executive voluntarily terminates his employment, with or without Good Reason, at any time within the 60 day period beginning on the 181st day following the Change of Control Date, then the Company shall pay the Executive the following amounts:

              (i) the Executive's Base Salary earned through the Date of Termination (the "Earned Salary");

(ii) a cash amount (the "Severance Amount") equal to one (two) or (three) times the sum of

                (A) the Executive's annual Base Salary; and
                (B)the amount that would have been payable to the Executive as a target bonus for the year in which the Change of Control occurs; and

              (iii) any vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations").

The Earned Salary and Severance Amount shall be paid in a single lump sum as soon as practicable, but in no event more than ten business days (or at such earlier date required by law) following the Executive's Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.





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              (b)  Continuation of Benefits. If the Executive receives the
Severance Amount described in this Section 3, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (x) the first anniversary of his Date of Termination (the "End Date") or (y) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans (the "Benefit Plans") as were generally provided to the Executive in accordance with the Company's policies and practices immediately prior to the Change of Control Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.

              (c) Indemnification. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Change of Control Date.

              (d) Certain Further Payments by the Company. In the event that any amounts or benefits paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax
(the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement
Payment provided for by this Section 3(d), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

The Tax Reimbursement Payment shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Company's independent certified public accountants appointed prior to the Change of Control Date or tax counsel selected by such accountants (the "Accountants") to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon





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as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payments. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                (i)such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Accountants, the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount, or such parachute payments are otherwise not subject to such Excise Tax, and

                (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

                (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

                (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

              (e) Adjustments to the Tax Reimbursement Payment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or






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credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

              (f) Discharge of the Company's Obligations. Except as expressly provided in Section 4, the Severance Amount and the other amounts payable and benefits provided in respect of the Executive pursuant to this
Section 3 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. Nothing in this Section 3(f), however, shall in any way limit the Company's obligations to the Executive pursuant to Section 3(c) hereof.

         4. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

         5. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be


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required to perform if no such succession had taken place. This Agreement is personal to the Executive and is not assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            6. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

              (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Jacksonville, Florida, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

              (c) Entire Agreement. Upon the Change of Control Date, this Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

              (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the home address of the Executive noted on the records of the Company

If to the Company: Landstar Systems, Inc.
                   4160 Woodcock Drive
                   Jacksonville, Florida 32207
                   Attn.: General Counsel











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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                                              LANDSTAR SYSTEM, INC.

                                          By:______________________
                                             Title:

WITNESSED:

____________________



                                             ______________________

WITNESSED:

____________________